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                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                 FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)       July 18, 2003

                     Global Medical Products Holdings, Inc.
            (Exact Name of Registrant as Specified in its Charter)

         Nevada                      000-29989               86-0889096
(State or other jurisdiction       (Commission             (IRS Employer
     of Incorporation)              File Number)         Identification No.)

            23282 Mill Creek Drive, Suite 225, Laguna Hills, CA 92653
        (Address of Principal Executive Offices)               (Zip Code)

Registrant's telephone number, including area code:       (949) 305-7105

                                    37Point9
          (Former Name or Former Address, if Changed Since Last Report)

Item 4.  Changes in Registrant's Certifying Accountant.

On July 18, 2003, the Board of Directors voted to dismiss Stonefield Josephson, Inc. as the Company's independent auditor. On July 23, 2003, the Company notified Stonefield Josephson of its dismissal. On July 28, 2003, the Company filed its annual report for fiscal year 2002 on Form 10-KSB, and its quarterly report for the quarter ended March 31, 2003 on Form 10-QSB. As of the date of those filings, the Company had replaced Stonefield Josephson with Mr. Jay Shapiro as its principal independent auditor. Stonefield Josephson, Inc. never filed with the Company a report on the Company's financial statements for either fiscal year 2002 or 2001. Stonefield Josephson did not issue any report or written opinion on the company during their tenure. When the Company filed its Forms 10-KSB and 10-QSB on July 28, 2003, it was not aware of any written disagreements between the Company and Stonefield Josephson, Inc. on any matter of accounting principles or practices, financial statement disclosure or auditing scope and procedure, which disagreements, if not resolved to the satisfaction of Stonefield Josephson, Inc. would have caused that accounting firm to make reference to the subject matter of the disagreement in connection with its report. The Company included in its Form 10-QSB public notification of Stonefield Josephson's dismissal and Mr. Shapiro's retention as independent auditor.

Thereafter, on July 30, 2003, Stonefield Josephson issued a letter to the Company and to the Securities and Exchange Commission outlining alleged disagreements between it and the Company. See Exhibit 16.1. Stonefield Josephson's alleged disagreements consisted of items Stonefield Josephson previously included in an "open issues" letter to the Commpany dated June 10, 2003. On July 15, 2003, the Company responded in writing to Stonefield Josephson's "open issues" letter on each matter. See exhibits 99.1, 99.2. At no time prior to July 28, 2003 did Stonefield Josephson communicate to the Company (until after their termination) that there were alleged disagreements relating to accounting principles or practices, financial statement disclosure, or auditing scope or procedure. The Company's position on each alleged disagreement briefly follows. Readers are also directed to carefully review the attached exhibits.


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Global Glass Source Acquisition.

Stonefield Josephson's disagreement related to Global Glass Source involved documentation Stonefield Josephson requested from the Company that the Company allegedly refused to provide. However, Global Glass Source had not yet produced certain documents to the Company necessary to close the transaction, and as to those documents, they simply could not be produced for delivery to Stonefield Josephson. Those documents included opinion of Chinese legal counsel regarding compliance with China's Foreign Investment Enterprises Provisions. The Company did provide Stonefield Josephson all of the documents it had relative to this acquisition, including all drafts of the acquisition contract, a signed final version of the contract, and a signed amendment to the contract. The Company made Stonefield Josephson aware of the fact that Chinese legal counsel had not yet issued the necessary opinion letter required under Chinese law to complete the acquisition. The Company also gave Stonefield Josephson written confirmation from the Hong Kong sellers regarding the fact of the acquisition and the status related to the final closing.

Litigation Settlement.

Stonefield Josephson's disagreement relating to a litigation settlement claims that the liability created by the settlement should have been included in 2001 instead of 2002, as was previously reported by the Company. This settlement agreement was signed by the Company in mid-December 2001, but was not finalized until February, 2002, when the court having jurisdiction over the matter reviewed and signed an order dismissing the action. At that point the Company issued payment. In relation to the predecessor auditor, their statement that they were not provided with the settlement is incorrect as it is clearly referred to in both the 2001 10KSB and the March 31, 2002 10QSB. The Company believes that it was properly recorded in both documents and was a 2002 entry.

Recording Transactions.

Stonefield Josephson's disagreement relating to Recording of Investment Transactions was repeatedly explained in great detail to them. The failure to record the investments by prior Company administration was not discovered until 2002 and was brought to Stonefield Josephson's attention. Documentation as to the investment amounts was provided to Stonefield Josephson.

Communication of Disagreements.

Stonefield Josephson's disagreement as to alleged inaccurate statements relating to reportable disagreements is questionable. Up to the point of dismissal, Stonefield Josephson had provided the Company with several open issues documents which were comprehensively answered and returned to them. There was no comment from the auditor as to any issue that would have been deemed questionable as it might relate to accounting principles, financial statement disclosures, or auditing scope and procedure.


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The Company has not discussed these issues with the prior auditor since they were only revealed after their termination.

The prior auditor has not been contacted as it relates to the successor auditor, Jay J. Shapiro, C.P.A.

The successor auditor was not consulted as to any issue other than discussing an engagement agreement prior to the termination of Stonefield Josephson. Jay J. Shapiro, C.P.A. has been provided with a copy of this information and has been given the opportunity to furnish to the Company a letter addressed to the Securities and Exchange Commission containing any new information, clarification of the Company's expression of its views, or the respects in which it does not agree with the statements made in response to this Item.

On July 18, 2003, Global Medical Products Holdings, Inc.'s Board of Directors reviewed the qualifications of Jay J. Shapiro, C.P.A. and voted to engage Shapiro as the Company's Independent Auditor. Shapiro was delivered all documents previously provided to Stonefield Josephson, Inc. including all open issue and response documentation.

                                    SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    37Point9

Date:  August 12, 2003               By: /s/ Karl R. Rolls, Jr.
                                        ----------------------------
                                        Name: Karl R. Rolls, Jr.
                                        Title: Secretary/Treasurer